  EXHIBIT 10.01

MDRM GROUP (CANADA) LTD.
350-1 First Canadian Place 1C1
Toronto. Ontario. Canada. M5X

TO
2539296 Ontario Inc and Marble Mining Company Inc

ATTN:
Mr. Mark Gobuty

Dear Sirs:

This letter (“Letter of Intent”), when agreed to and accepted by you for the purposes provided herein, shall evidence our respective intentions to proceed with negotiations, in good faith, with the objective of moving forward toward the execution of the following definitive agreements providing for the acquisition by MDRM Group (Canada) Ltd. a Canadian subsidiary of Modern Mobility Aids Inc, a publicly traded Nevada Corporation with 155,621,621 Common Shares and 500,000 Preferred Shares outstanding or its assignee (the “Purchaser”) from the following:

1)
100% of the shareholders of 2539296 Ontario Limited (hereinafter collectively referred to as the “253 Sellers”) of all of the issued and outstanding (One Thousand Shares) share capital of 2539296 Ontario Limited (“253”) free and clear of all liens, claims and encumbrances (“253 Share Purchase Agreement”). 253 owns all of the issued and outstanding share capital of Satchel Company Limited, which is engaged in the business of cryptocurrency.

2)
100% of the shareholders of Marble Mining Company Inc. (hereinafter collectively referred to as the “Marble Sellers”) of all of the issued and outstanding (Two Thousand Shares) share capital of Marble Mining Company Inc. (“Marble”) free and clear of all liens, claims and encumbrances (“Marble Share Purchase Agreement”). Marble is engaged in the business of cryptocurrency IP and electronic gaming.

In this Letter of Intent, the 253 Sellers and the Marble Sellers shall collectively be referred to as the Sellers.

It is understood that this Letter of Intent is not intended to constitute a binding agreement by and between Purchaser and Sellers to enter into either the 253 Share Purchase Agreement or the Marble Share Purchase Agreement, as applicable, and no liability or obligation of any nature whatsoever is intended to be created hereunder, except as expressly set forth in this Letter of Intent. None of the Purchaser or Sellers should make business decisions in reliance upon completion of the transactions proposed in this Letter of Intent. This Letter of Intent does not contain all matters on which agreement must be reached in order to consummate the transactions contemplated herein, as it is intended solely as an outline of certain material terms.

The transactions contemplated in this Letter of Intent, the 253 Share Purchase Agreement and the Marble Share Purchase Agreement are subject in all respects to the following terms and conditions:

1.
Purchase of 253 Shares by Purchaser; Purchase Price; Consideration.

a. Purchaser shall acquire One Thousand (100%) of the issued and outstanding common shares of 253 from the 253 Sellers (it being represented and warranted by 253 Sellers by signing this letter that the share capital of 253 consists only of 1,000 common shares) free and clear of all liens, claims and encumbrances. Adequate provisions for federal and provincial taxes through the date of Closing shall be estimated by 253, and sufficient cash shall be retained at the date of Closing to pay such taxes. In addition to the amount estimated for taxes as discussed above, there shall be sufficient cash and working capital at Closing to allow 253 to continue to operate in the ordinary course of business consistent with past practices without the injection of cash from the Purchaser.

b. Unless otherwise agreed to by 253 Sellers to Purchaser, the consideration for 100% of the issued and outstanding common shares of 253 shall be FIVE HUNDRED THOUSAND Dollars ($500,000) in cash and 128,370,490 common shares of MDRM Group (Canada) Inc a Canadian subsidiary of Modern Mobility Aids Inc and 500,000 preferred Shares of Modern Mobility Aids Inc, to be paid in the following manner:

(i)	FIVE HUNDRED THOUSAND dollars ($500,000), payable by cashier’s check or by wire transfer, at Closing;

(ii)
Subject to the terms and conditions set forth herein, each of the 253 common shares (“253 Common Shares”) will be exchanged for 257,460 common shares of MDRM Group (Canada) Inc, a Canadian subsidiary of Modern Mobility Aids Inc (“Exchange Shares”) for a total of 257,460,494 common shares that will be exchangeable for new common shares of Modern Mobility Aids Inc (“MDRM publicly traded Shares”). 253 will also be issued a total of 500,000 Preferred Shares of Modern Mobility Aids Inc with voting rights of 200 to 1 that will entitle 253 to vote with the common stockholders of Modern Mobility Aids Inc on any matter presented for stockholder consideration (“Voting Shares”).

2.
Purchase of Marble Shares by Purchaser; Purchase Price; Consideration.

a)
Purchaser shall acquire Two Thousand (100%) of the issued and outstanding common shares of Marble from the Marble Sellers (it being represented and warranted by Marble Sellers by signing this letter that the share capital of Marble consists only of common shares) free and clear of all liens, claims and encumbrances. Adequate provisions for federal and provincial taxes through the date of Closing shall be estimated by Marble, and sufficient cash shall be retained at the date of Closing to pay such taxes.

b)
Unless otherwise agreed to by Marble Sellers to Purchaser, the consideration for100% of the issued and outstanding common shares of:

(i)
Subject to the terms and conditions set forth herein, each of the Marbles Inc common shares (“Marbles Common Shares”) will be exchanged for 273,552 common shares of MDRM Group (Canada) Inc, a Canadian subsidiary of Modern Mobility Aids Inc (“Exchange Shares”) for a total of 547,103,549 common shares that will be exchangeable for new common shares of Modern Mobility Aids Inc (“MDRM Shares”)

(ii)
In addition to the consideration set out above, Purchaser may make the following purchases:

I.
1,050,000,000 marbles for $2,000,000 (US) on or before November 30, 2017; and
II.
1,050,000,000 marbles for $4,000,000 (US) on or before January 31, 2018.

3.
Employment Contracts; Non-Compete Agreements.

a)
At the date of Closing, certain key employees of 253 and Marble shall enter into Employment Contracts with Purchaser for not more than a three (3) year period commencing upon the date of Closing, providing a salary and benefits (including employee stock options) comparable to other members of Purchaser’s senior management in comparable positions. The terms and provisions of those Employment Contracts, and the salary, benefits and employee stock options, between Purchaser and key employees of 253 and Marble shall be negotiated by Purchaser and Sellers prior to Closing.

b)
These key employees shall also be required to execute a non-compete agreement in which they agree not to compete in a similar business of Purchaser. The term of the non-compete agreement shall be for a period of not less than two (2) years commencing upon the termination of their employment contract with Purchaser, and shall contain such other provisions as shall be mutually agreed upon prior to Closing.

4.
Conditions.  Closing will be subject to the satisfaction of various conditions to be satisfied as of the date of Closing, which shall include, without limitation, the following:

a)
Seller shall provide the first drafts of the Share Purchase Agreement for 253 and Marbles on or before October 20, 2017.

b)
253 Share Purchase Agreement and Marble Share Purchase Agreement. The Purchaser and Sellers shall have negotiated, executed, and delivered a mutually satisfactory 253 Share Purchase Agreement and/or Marble Share Purchase Agreement and related documents which shall provide for the transactions contemplated hereby and include (without limitation): (i) representations and warranties of Purchaser and Sellers as are mutually acceptable and customary for a transaction of the nature set forth herein; (ii) Closing conditions (including those specified herein) as are mutually acceptable; (iii) covenants pending prior to Closing and in effect thereafter (including those specified herein) as are mutually acceptable; (iv) indemnities as are mutually acceptable; and (v) forms of opinions of counsel as are mutually acceptable and customary for a transaction of the nature set forth herein.

c)
Other Documents; Legal Opinions. Each other instrument contemplated by the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement shall have been executed and delivered by each signatory hereto, and the opinions of counsel shall have been delivered.

d)
Corporate and Shareholder Approvals. The 253 Share Purchase Agreement and/or Marble Share Purchase Agreement and the transactions contemplated thereby shall have been approved by the respective boards of directors of 253, Marble and Purchaser.

e)
Consents and Approvals. All necessary government filings and approvals relating to the transactions contemplated by this Letter of Intent and the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement, and all consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Letter of Intent and the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement, shall have been obtained.

f)
Financial Statements. Prior to closing, Purchaser shall have received audited financial statements of 253 and Marble for all of their prior fiscal years (since inception) and monthly financial statements of 253 and Marble for the months subsequent to the end of the most recently completed fiscal year, which shall be satisfactory to Purchaser.

g)
Due Diligence. Purchaser shall have conducted the legal, environmental, business, and financial due diligence reviews of 253 and Marble (the “Due Diligence”) it considers necessary, the results of which shall be materially consistent with Sellers’ representations and warranties regarding such matters.

h)
Closing; Removal of Conditions on Purchaser’s Obligation to Close. The parties will negotiate in good faith with a view to executing the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement on or before October 31, 2017. The Closing of the proposed transactions will take place as soon thereafter as all conditions to the transaction are satisfied or waived, but not later than November 30, 2017, unless an extension is mutually agreed upon. If the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement is/are not executed by October 31, 2017, or such later date as the parties may agree, either party may terminate this Letter of Intent.

5.
Confidentiality. The parties agree that neither will use any of the information gathered pursuant to the proposed Due Diligence contemplated herein for any purpose other than the transaction anticipated by this Letter of Intent. Without the express written consent of all the parties hereto, each of the parties hereto agree to maintain in confidence and not disclose to any other person the existence of this Letter of Intent, the terms of the proposed transaction or the information delivered in connection with the proposed Due Diligence, other than disclosures required to obtain the approvals for the transaction contemplated hereby, disclosures to those professionals, advisors and potential financing sources and their attorneys who have a need to know, or any other disclosure required by applicable law. The parties expressly acknowledge that purchasing securities or otherwise trading securities with knowledge of material facts which have not been generally disclosed may be a breach of insider trading regulations, and will confirm same with those officers, employees and third parties with a need to know the transactions contemplated in the Letter of Intent. In the event that a party hereto is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or similar process) to disclose any information supplied to it in connection with this transaction to anyone other than professionals, advisors and potential financing sources and their attorneys, such party agrees to provide the other parties prompt notice of such request so that an appropriate protective order may be sought and/or such other parties may waive the first party’s compliance with the terms of this paragraph. The parties acknowledge that their existing Confidentiality Agreement dated September 5, 2017, shall remain in full force and effect following the execution of this Letter of Intent.

6.
Conduct of Business. Sellers agree that pending negotiation of the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement, 253 and Marble in all material aspects will operate business only in the usual, regular and ordinary manner and in accordance with past practice so as to maintain the goodwill each now enjoys, and to the extent consistent with such operation, each will use all reasonable efforts to preserve its present officers and employees and to preserve relationships with customers and others having business dealings with it, including, but not limited to, paying suppliers and vendors in accordance with its usual business practices in a timely fashion.

7.
Exclusivity. 253, Marble and the Sellers shall immediately terminate negotiations and/or marketing efforts, if any, with others in regard to the sale of the shares of 253 and Marble, or the sale of either company’s business and assets. Sellers shall not, prior to November 30, 2017, in the event the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement are/is executed on or before October 31, 2017, solicit or initiate the submission of indications of interest, proposals, or offers from, or discuss or negotiate with any person relating to any direct or indirect acquisitions or purchase of any part of or all of the shares of 253 and/or Marble, or any part of (other than an immaterial part of ), or all of, the assets owned or to be owned by 253 or Marble, nor will the Sellers, 253 or Marble discuss any merger, consolidation, or business combination. The Sellers, 253 and Marble shall not furnish to any other person any information with respect to 253 and/or Marble that could be used for the purposes described in this paragraph. Sellers shall promptly notify Purchaser of any acquisition proposal received by Sellers and shall provide Purchaser a copy (to the extent written) or description (to the extent made) of such acquisition proposal.

8.
Access. From the date of execution of this Letter of Intent, and until such time as the parties either terminate negotiations on the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement or until the Closing, Sellers, 253 and Marble shall cooperate with Purchaser in the performance by Purchaser of its Due Diligence. Upon execution of this Letter of Intent, and until such time as the parties either terminate negotiations on the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement or until the Closing, Sellers and 253 agree to grant to Purchaser and its authorized agents the right to inspect and audit the books and records of 253 and Marble and to consult with those directors, officers, key employees, attorneys, auditors, and accountants of 253 and Marble as Sellers shall approve upon request by Purchaser, such approval not to be unreasonably withheld, concerning customary due diligence matters. Such inspections and audits may include, for example, review and examination of 253 and Marble’s books and records of account, tax records, records of corporate proceedings, contracts, trademarks, governmental consents, and other business activities and matters relating to the transactions contemplated by this Letter of Intent and the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement. All confidential information acquired by Purchaser pursuant to this paragraph shall be held in the strictest of confidence by Purchaser and shall not be revealed or disclosed to any third party or parties, other than to Purchaser’s professionals, advisors and potential funding sources and their attorneys, except as may be required by law. In the event the transaction should not be consummated for any reason after execution of the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement, Purchaser shall promptly, upon request of 253 and/or Marble, return all such documents as it may have obtained in this process, and any and all copies of such documents, save and except electronic documents in the Purchaser’s electronic archive system, provided that any confidential information so retained shall remain subject to the obligations of confidentiality under this Letter of Intent. The parties acknowledge that their existing Confidentiality Agreement dated September 5, 2017, shall remain in place following the execution of this Letter of Intent.

9.
Costs and Expenses. All costs and expenses incurred in connection with the negotiation, execution, and delivery of this Letter of Intent and the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement and related agreements and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses, except that the 253 Share Purchase Agreement and Marble Share Purchase Agreement shall contain a provision that, in the event of a default under the 253 Share Purchase Agreement or Marble Share Purchase Agreement, the defaulting party shall pay the non-defaulting party’s attorneys’ fees incurred in connection with the negotiation, execution, and efforts toward consummation of the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement. The costs and expenses incurred by the Purchaser shall include, but not be limited to, the costs and expenses of due diligence reviews and financial audits conducted at the Purchaser’s request. Notwithstanding anything herein, the execution of this Letter of Intent does not obligate either party to enter into the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement, but does obligate both to utilize their reasonable best efforts to negotiate the terms and provisions of such an Agreement in good faith.

10.
Termination. It is understood and agreed that if, despite the reasonable good faith efforts of the parties, a mutually satisfactory definitive 253 Share Purchase Agreement and/or Marble Share Purchase Agreement have/has not been executed on or before October 31, 2017, Purchaser and Seller may terminate this Letter of Intent by written notice to the other without any liability; provided, however, that the obligations set forth in paragraphs 5 and 7 through 14 shall survive.

11.
Nature of Letter of Intent. The provisions of paragraphs 5 and 7 through 14 hereof are intended to be binding upon the parties in accordance with their terms. With respect to all other matters set forth herein, it is understood that: (i) this Letter of Intent sets forth the intentions of the parties to use their reasonable best efforts to negotiate, in good faith, a the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement and that any legal obligations with respect to such matters, including, but not limited to, the customary representations and warranties described in paragraph 3(a), shall be only as set forth in the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement when and if executed by Purchaser and Sellers, and (ii) that neither Purchaser (or any affiliate thereof) nor Sellers shall be responsible for any claims or liability relating to the transactions contemplated hereby in the event the 253 Share Purchase Agreement and/or Marble Share Purchase Agreement is not so executed and delivered, except as expressly provided in the Letter of Intent.

12.
Indemnification. The Sellers represent and warrant that the Purchaser will not incur any liability of any kind or nature whatsoever in connection with the consummation of the acquisition of 253 and Marble to any third party with whom the Seller or its agents have had discussions regarding the disposition of 253 and/or Marble, and the Sellers agree to indemnify, defend and hold harmless the Purchaser, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

13.
Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the Province of Ontario, without giving effect to principles of conflicts of laws.

14.
Miscellaneous. This Letter of Intent constitutes the complete understanding of the parties with respect to the matters referenced herein, and any other agreements, contracts or understanding (whether written or oral) are superseded by the terms hereof. The rights and obligations of the parties created by this Letter of Intent shall not be assignable by either party without the prior written consent of the other party, which will not be unreasonably withheld. Notwithstanding the foregoing, the rights and obligations of Purchaser created by this Letter of Intent shall be assignable by Purchaser without the prior written consent of Seller only to the ultimate holding company contemplated by this agreement. This Letter of Intent may be signed in one or more counterparts, each of which taken together shall constitute one and the same agreement.

If the foregoing general terms are acceptable to you, please so indicate by signing the enclosed duplicate original of the Letter of Intent and returning it to the undersigned.

Very truly yours,

/s/ Tito DiMarco

Tito DiMarco
President
MDRM Group (Canada) Inc

2539296 Ontario Inc

/s/ Mark Gobuty

By; Mark Gobuty
President

I have authority to bind the Corporation

Marbles Inc

/s/ Mark Gobuty

By: Mark Gobuty
President

I have authority to bind the Corporation

Dated this 11th day of October 2017 in the city of Toronto